Exhibit 99.1

PRESS RELEASE

For Immediate Release

Stem Cell Therapy International, Inc.

13406 Racetrack Road #233,

Tampa, FL 33626

STEM CELL THERAPY INTERNATIONAL, INC. ANNOUNCES U.S. PATENT

AWARDED FOR ISOLATION OF STEM CELLS FOR THERAPY

Method Used for the Production of Stem Cell Facial Cream Poised For International Distribution

Patent Is Key Method Used Across Company’s Platform in Both Cosmetic and Clinical Applications

TAMPA, Fla. – October 8, 2009 – Stem Cell Therapy International Inc. (OTC: SCII) announced that it’s soon to be subsidiary, Histostem Ltd. of South Korea (“Histostem”), has been awarded U.S. Patent Number 7,582,477 B2, entitled “Method of Isolating and Culturing Mesenchymal Stem Cell Derived from Cryopreserved Umbilical Cord Blood.” This patented method is utilized across the company for research, clinical and cosmetic applications. The method is central to obtaining the primary ingredients in the development and manufacturing of the Company’s Stem Cell Facial Cream, as well as for previous and anticipated future clinical trials.

David Stark, Stem Cell Therapy’s President and CEO, stated, “Amstem, which will be the new merged company, has a unique three pronged platform in the regenerative market with the world’s largest fully accredited public cord blood bank, a lab dedicated to clinical development of stem cell therapies for unmet medical needs, as well as compelling consumer products preparing for international distribution. Of particular relevance is its use in the development and manufacturing of our Stem Cell Facial Cream, which is used to rejuvenate the skin. The cream’s active ingredients include Human Stem Cell Conditioned Media (HSCM), which are proteins created during the culture of stem cells using Histostem’s patented method. The Stem Cell Cream helps to recover the function of the skin’s own stem cells, thereby vitalizing the natural fibroblasts of the skin.”

Dr. Hoon Han, President and Founder of Histostem Ltd. and the holder of the patent, commented, “This product has been used in Korea and throughout Asia for over 2 years, with documented safety and positive results. We are pleased to receive this patent award as a testament to all our years of work on this project. We are now ready to offer this product to the rest of the world, through AmStem Corporation.”

The patent, issued on September 1, 2009, included this description in its abstract: “The present invention relates to a method of isolating and culturing mesenchymal stem cells using cryopreserved umbilical cord blood that is the most ideal for cell therapy.” (Emphasis added.) Dr. Han explains, “This method provides our stem cell cream with a very robust active ingredient, and also bodes well for our many clinical trials regarding incurable diseases.”

“We are actively exploring partnering opportunitites with U.S. and E.U. distribution partners. Given our proven market presence in Asia, proprietary supply chain, GMP-approved manufacturing facility, and promising study results, the response has been extremely positive,” stated Mr. Stark,

With this patent added to Histostem’s stable of proprietary technology, clinical trials will be upgraded immediately, leveraged by the vast experience of Mr. Stark and his colleagues, who have a combined 30 years experience in international regulatory affairs. New and improved trials will be run in South Korea by AmStem; under strict guidance of the KFDA, and in adherence to ICH guidelines, as part of a 2-year plan to validate earlier, successful outcomes in Histostem trials.

Additional development of Histostem technology by AmStem will include ensuring that their vast stockpile of cord blood units (CBUs) (and therapeutic stem cells derived from them using the newly-patented technique) will be available to researchers and patients in need around the world. “We will be making inroads to pool our accredited cord blood bank with other international repositories to facilitate the use of the CBU’s by patients in the fastest, most accurate way possible,” Mr. Stark announces.

Andrew Norstrud, CFO of SCII, adds, “We believe that we are well positioned in the market to quickly increase our combined world-wide revenue with the new, improved stem cell based cosmetic products and the supply of stem cells for research. With the appropriate level of capital, we expect to make significant progress on our research and development objectives for future stem cell applications.”

About Stem Cell Therapy International, Inc.

Stem Cell Therapy International, Inc. (OTC; SCII) is in the field of regenerative medicine. SCII (soon to have its name changed to AmStem Corporation) is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products.

About AmStem International Corporation

AmStem is a new biotechnology company based in Northern California, in the watershed of stem cell innovation fueled by President Obama’s recent announcement to lift Federal funding limitations for stem cell research. AmStem provides biotherapeutic and cosmetic stem cell products, stem cell collection and storage know-how, and access to nanotechnology vital to cutting edge stem cell research. Its web site is under construction at www.amstemint.com

About Histostem Co. Ltd.:

Histostem was founded in Seoul, Korea in 2000, to date it has treated more than 500 patients with stem cells and currently has 56 full-time employees and 28 part-time employees. Histostem's intellectual property portfolio consists of six patents that have been granted and 5 patents pending. To its knowledge Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. A comprehensive list of Histostem's achievements can be found at the company’s website http://www.histostem.co.kr (click on English version when entering the site).

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc., may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, our ability to successfully complete the merger, successfully complete clinical trials; our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACTS:

Stem Cell Therapy International, Inc.

(813) 283-2556

David Stark, CEO

DStark@amsteminc.com

Andrew Norstrud, CFO

Anorstrud@amsteminc.com

Investor relations

IR@amsteminc.com

General Information

Info@amsteminc.com